Exhibit 99.1

Hyperfine, Inc. Reports Second Quarter 2026 Financial Results

GUILFORD, Connecticut, August 6, 2026 (GLOBE NEWSWIRE) – Hyperfine, Inc. (Nasdaq: HYPR), the groundbreaking health technology company that has redefined brain imaging with the first FDA-cleared AI-powered portable magnetic resonance (MR) brain imaging system—the Swoop® system—today announced second quarter 2026 financial results and provided a business update.

“Q2 was another strong quarter for Hyperfine, marked by solid growth in placements and revenue, continued gross margin expansion, disciplined operating expense management, and a strengthened balance sheet. One year into the launch of the next-generation Swoop® system and our entry into the neurology office market, we are seeing broader use across care settings and international markets. We are executing on our strategy to expand MRI access across sites of care, increase the clinical utility of our technology, and broaden our international reach. With record U.S. scan volume, continued momentum across hospital and office settings, and international commercial progress, portable brain MRI is moving from early adoption toward broader mainstream clinical use,” said Maria Sainz, Chief Executive Officer and President of Hyperfine, Inc.

Recent Achievements and Business Highlights

•
Obtained CE Marking and UK Conformity Assessment (UKCA) approval for both the next-generation Swoop® system and the latest Optive AI™ software in Europe.
•
Announced the European launch of the next-generation Swoop® system, with initial systems sold.
•
Achieved record U.S. Swoop® system scan volume milestones across multiple sites of care, reflecting expanding clinical utility and increasingly diverse use cases across hospital and office settings.
•
Formed a Global Neurosurgery Advisory Council of leading neurosurgeons from around the world to help guide the role of the Swoop® system in neurosurgical care.
•
Presented results from the PRIME study showing portable MRI substantially reduces time to imaging in emergency departments.
•
Expanded Swoop® system evidence base with new peer-reviewed Stroke and Journal of Neurosurgery publications, adding to more than 180 publications and 280 scientific presentations to date.

Second Quarter 2026 Financial Results

•
Revenues for the second quarter of 2026 were $3.9 million, increasing 44.8% compared to $2.7 million in the second quarter of 2025.
•
Sold 12 commercial Swoop® systems in the second quarter of 2026, increasing 50.0% compared to 8 in the second quarter of 2025.
•
Gross profit for the second quarter of 2026 was $2.0 million, compared to $1.3 million in the second quarter of 2025, representing 50.7% gross margin in the second quarter of 2026, compared to 49.3% gross margin in the second quarter of 2025.
•
Research and development expenses for the second quarter of 2026 were $3.9 million, decreasing 14.9% compared to $4.5 million in the second quarter of 2025.
•
Sales, marketing, general, and administrative expenses for the second quarter of 2026 were $6.6 million, increasing 3.2% compared to $6.4 million in the second quarter of 2025.
•
Net loss for the second quarter of 2026 was $9.3 million, equating to a net loss of $0.09 per share, as compared to a net loss of $9.2 million, or a net loss of $0.12 per share, for the second quarter of 2025. The second quarter of 2026 net loss includes a $0.6 million loss from a change in the fair value of warrant liabilities, compared to a less than $0.1 million gain in the second quarter of 2025.
•
Cash and cash equivalents were $43.5 million as of June 30, 2026, compared with $35.1 million as of December 31, 2025, primarily reflecting financing activities completed during the first half of 2026.

2026 Financial Guidance

•
Management continues to expect revenue for the full year 2026 to be approximately $20 to $22 million, representing 55% growth at the midpoint as compared to full year 2025.

•
Management continues to expect cash burn1 for the full year 2026 to be approximately $26 to $28 million, representing a 10% decline at the midpoint as compared to full year 2025.

1Cash burn is calculated as change in cash and cash equivalents less net financing proceeds.

Conference Call

Hyperfine, Inc. will host a conference call at 1:30 p.m. PT/ 4:30 p.m. ET on Thursday, August 6, 2026 to discuss its second quarter 2026 financial results and provide a business update. Those interested in listening should register online by visiting https://investors.hyperfine.io/ and clicking on News & Events. Participants are encouraged to register more than 15 minutes before the start of the call. A live and archived audio webcast will be available through the Investors page of Hyperfine, Inc.’s corporate website at https://investors.hyperfine.io/.

About Hyperfine, Inc. and the Swoop® Portable MR Imaging® Systems

Hyperfine, Inc. (Nasdaq: HYPR) is the groundbreaking health technology company that has redefined brain imaging with the Swoop® system—the first U.S. Food and Drug Administration (FDA)-cleared, portable, ultra-low-field, magnetic resonance brain imaging system capable of providing imaging at multiple points of professional care. The mission of Hyperfine, Inc. is to revolutionize patient care globally through transformational, accessible, clinically relevant diagnostic imaging. Founded by Dr. Jonathan Rothberg in a technology-based incubator called 4Catalyzer, Hyperfine, Inc. scientists, engineers, and physicists developed the Swoop® system out of a passion for redefining brain imaging methodology and how clinicians can apply accessible diagnostic imaging to patient care. For more information, visit hyperfine.io.

The Swoop® Portable MR Imaging® systems are FDA cleared for brain imaging of patients of all ages. They are portable, ultra-low-field magnetic resonance imaging devices for producing images that display the internal structure of the head where full diagnostic examination is not clinically practical. When interpreted by a trained physician, these images provide information that can be useful in determining a diagnosis. The Swoop® system also has CE Mark in the European Union and UKCA Mark in the United Kingdom. The Swoop® system is commercially available in a select number of international markets.

Hyperfine, Swoop, and Portable MR Imaging are registered trademarks of Hyperfine, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results of Hyperfine, Inc. (the “Company”) may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations about the Company’s financial and operating results, including, the Company’s expected revenue and cash burn for the full year 2026, the Company's cash runway, the Company’s goals and commercial plans, including the Company’s commercial rollout of the Company’s Optive AITM software and next generation Swoop® system, the acceleration of the adoption of the Swoop® system across multiple sites of care in the hospital, neurology office and international markets, the benefits of the Company’s products and services, progress on improvements and advancements in the Company’s products and services, and the Company’s future performance, including its financial performance, and its ability to implement its strategy. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the success, cost and timing of the Company’s product development and commercialization activities, including the degree that the Swoop® system is accepted and used by healthcare professionals; the Company’s ability to grow and manage growth profitably and retain its key employees; changes in applicable laws or regulations; the ability of the Company to raise financing in the future; the ability of the Company to obtain and maintain regulatory clearance or approval for its products, and any related restrictions and limitations of any cleared or approved product; the ability of the Company to identify, in-license or acquire additional technology; the ability of the Company to maintain its existing or future license, manufacturing, supply and distribution agreements and to obtain adequate supply of its products; existing and potential future National Institutes of Health funding pressures; existing and potential future effects from U.S. export controls and tariffs; the ability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently marketing or developing; the size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; the pricing of the Company’s products and services and reimbursement for medical procedures conducted using the Company’s products and services; the Company’s ability to successfully complete and generate positive data from the PRIME study, ACTION PMR study, Contrast PMR study, CARE PMR study and NEURO PMR study; the Company’s ability to generate clinical evidence of the benefits of the Company’s products and services and to progress on product advancements and improvements; the Company’s estimates regarding expenses, revenue, capital requirements and needs for additional financing; the Company’s financial performance; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including those under “Risk Factors” therein. The Company cautions readers that the foregoing list of factors is not exclusive and that readers should not place undue reliance upon any forward-looking statements which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Investor Contact
Webb Campbell
Gilmartin Group LLC
webb@gilmartinir.com

HYPERFINE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,458	$35,085
Restricted cash	1,306	957
Accounts receivable, less allowance of $495 and $1,372 as of June 30, 2026 and December 31, 2025, respectively	4,217	5,254
Unbilled receivables	1,572	1,268
Inventories	6,789	7,090
Prepaid expenses and other current assets	1,899	1,255
Total current assets	59,241	50,909
Property and equipment, net	2,262	2,549
Other long term assets	1,496	1,804
Total assets	$62,999	$55,262
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,422	$4,051
Deferred grant funding	1,306	957
Deferred revenue	1,661	1,544
Due to related parties	61	50
Accrued expenses and other current liabilities	4,179	5,130
Total current liabilities	9,629	11,732
Long-term debt, net	13,235	—
Warrant liabilities	2,542	1,730
Long term deferred revenue	835	729
Other noncurrent liabilities	—	66
Total liabilities	26,241	14,257
STOCKHOLDERS’ EQUITY
Class A Common stock, $0.0001 par value per share; 600,000,000 shares authorized; 90,987,381 and 82,166,458 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	9	8
Class B Common stock, $0.0001 par value per share; 27,000,000 shares authorized; 15,055,288 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	384,684	371,011
Accumulated deficit	(347,937)	(330,016)
Total stockholders’ equity	36,758	41,005
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$62,999	$55,262

HYPERFINE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Sales
Device	$3,170	$2,128	$6,427	$3,650
Service	734	568	1,380	1,183
Total sales	$3,904	$2,696	$7,807	$4,833
Cost of sales
Device	$1,603	$1,097	$3,249	$2,082
Service	321	271	599	540
Total cost of sales	$1,924	$1,368	$3,848	$2,622
Gross profit	1,980	1,328	3,959	2,211
Operating Expenses:
Research and development	$3,865	$4,541	$7,710	$9,578
General and administrative	3,907	3,859	8,037	8,067
Sales and marketing	2,677	2,523	5,239	5,063
Total operating expenses	$10,449	$10,923	$20,986	$22,708
Loss from operations	$(8,469)	$(9,595)	$(17,027)	$(20,497)
Interest income	$272	$239	$526	$556
Interest expense	(533)	—	(616)	—
Change in fair value of warrant liabilities	(571)	46	(812)	1,664
Other income (expense), net	3	85	8	(366)
Loss before provision for income taxes	$(9,298)	$(9,225)	$(17,921)	$(18,643)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(9,298)	$(9,225)	$(17,921)	$(18,643)
Net loss per common share attributable to common stockholders, basic and diluted	$(0.09)	$(0.12)	$(0.18)	$(0.24)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	99,797,156	78,077,118	98,751,951	76,893,733

HYPERFINE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(17,921)	$(18,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	538	512
Stock-based compensation expense	1,550	1,492
Loss on disposal of property and equipment, net	6	—
Change in fair value of warrant liabilities	812	(1,664)
Amortization of debt discount and issuance costs	129	—
Other	16	15
Changes in assets and liabilities:
Accounts receivable, net	1,037	899
Unbilled receivables	(304)	457
Inventory	274	733
Prepaid expenses and other current assets	(669)	(749)
Other long term assets	170	(34)
Accounts payable	(1,603)	1,339
Deferred grant funding	349	130
Deferred revenue	223	(230)
Due to related parties	11	(2)
Accrued expenses and other current liabilities	(897)	(1,404)
Operating lease liabilities, net	3	(10)
Net cash used in operating activities	$(16,276)	$(17,159)
Cash flows from investing activities:
Purchases of property and equipment	(272)	(992)
Net cash used in investing activities	$(272)	$(992)
Cash flows from financing activities:
Proceeds from issuance of debt, net	$13,641	$—
Proceeds from exercise of stock options	254	37
Proceeds from issuance of Class A common stock under “at-the-market” offering program, net	11,375	835
Proceeds from issuance of Class A common stock with warrants under February 2025 Offering, net	—	5,184
Net cash provided by financing activities	$25,270	$6,056
Net increase (decrease) in cash and cash equivalents and restricted cash	8,722	(12,095)
Cash, cash equivalents and restricted cash, beginning of period	36,042	37,673
Cash, cash equivalents and restricted cash, end of period	$44,764	$25,578
Reconciliation of cash, cash equivalents, and restricted cash reported in the balance sheets
Cash and cash equivalents	$43,458	$25,420
Restricted cash	1,306	158
Total cash, cash equivalents and restricted cash	$44,764	$25,578
Supplemental disclosure of noncash information:
Issuance of warrants in connection with Loan Agreement, net	$495	$—
Initial measurement of warrant liabilities	$—	$2,858
Unpaid purchase of property and equipment	$5	$86
Noncash acquisition of fixed assets	$27	$—
Unpaid debt issuance and financing costs	$15	$2